As filed with the Securities and Exchange Commission on March 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4 REGISTRATION STATEMENT
ON
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	26-0405422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

814 Livingston Court, Marietta, Georgia (Address of Principal Executive Offices)	30067 (Zip Code)
2004 Stock and Incentive Compensation Plan
Riverwood Holding, Inc. Stock Incentive Plan
Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan
Riverwood Holding, Inc. 2002 Stock Incentive Plan
2003 Riverwood Holding, Inc. Long-Term Incentive Plan
Graphic Packaging Equity Incentive Plan
Graphic Packaging Non-Employee Director Plan
(Full title of the plans)

Stephen A. Hellrung, Esq.
Senior Vice President, General Counsel and Secretary
814 Livingston Court
Marietta, Georgia 30067
(Name and Address of Agent For Service)
(770) 644-3000
(Telephone number, including area code, of agent for service)
Copies to:
William Scott Ortwein, Esq.
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Securities to	Amount to be	Maximum Offering	Aggregate Offering	Amount of
be Registered	Registered(1)	Price Per Share	Price	Registration Fee
Common Stock, par value $0.01 per share (3)	29,248,878 shares	(2)	(2)	(2)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), also registered hereunder are such additional shares of Registrant’s Class A Common Stock, par value $0.01 per share, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plans.

(2)	All of the shares registered hereby were previously registered on the Registrant’s registration statement on Form S-4, as amended (File No. 333-145849) (the “Form S-4”) and are being transferred to this registration statement on Form S-8 by way of this Post-Effective Amendment No. 1 to the Form S- 4. In accordance with Rule 457(p), the aggregate total dollar amount of the Registration Fee is being offset by the dollar amount of registration fees previously paid in respect of such unissued shares previously registered by the Registrant on the Form S-4.

(3)	Each share of the Company’s common stock includes one preferred stock purchase right that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 on Form S-8 filed by Graphic Packaging Holding Company (the “Registrant”) relates to 29,248,878 shares of the Registrant’s common stock, par value $0.01 (the “Common Shares”). All of the Common Shares are issuable pursuant to the plans identified on the cover page of this registration statement that were assumed (the “Assumed Plans”) by the Registrant pursuant to the Transaction Agreement and Agreement and Plan of Merger dated as of July 9, 2007 by and among Graphic Packaging Corporation, Giant Merger Sub, Inc., Bluegrass Container Holdings, LLC, TPG Bluegrass IV, L.P., TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V — AIV 2, L.P., Field Holdings, Inc., TPG FOF V-A, L.P., TPG FOF V-B, L.P., BCH Management, LLC and the Registrant. All of the Shares registered hereby were previously registered on the Registrant’s registration statement on Form S-4, as amended (File No. 333-145849) (the “Form S-4”) and are being transferred to this registration statement on Form S-8 by way of this Post-Effective Amendment No. 1 to the Form S-4.
     The Common Shares registered hereby relate to the Assumed Plans in the following amounts: 2004 Stock and Incentive Compensation Plan (16,390,211 shares), Riverwood Holding, Inc. Stock Incentive Plan (1,567,788 shares), Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan (774,952 shares), Riverwood Holding, Inc. 2002 Stock Incentive Plan (6,503,948 shares), 2003 Riverwood Holding, Inc. Long-Term Incentive Plan (1,222,866 shares), Graphic Packaging Equity Incentive Plan (2,775,475 shares), Graphic Packaging Non-Employee Director Plan (13,638 shares). This Registration Statement also includes any additional shares that may hereafter become issuable in accordance with the adjustment and anti-dilution provisions of the Assumed Plans.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
(a) The Assumed Plans’ prospectuses, which constitute Part I of this registration statement, will be sent or given to participants in the Assumed Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Assumed Plans’ prospectuses and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
(b) Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Stephen A. Hellrung, Esq., at the address and telephone number on the cover of this registration statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, filed by the Registrant and by Graphic Packaging Corporation, the Registrant’s predecessor issuer (the “Corporation”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
     (a) Each of the Registrant’s and the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 pursuant to Section 13 of the Exchange Act.
     (b) All other reports filed by the Corporation or the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007.
     (c) The description of Registrant’s Common Shares contained in the section captioned “Description of New Graphic Capital Stock” in the Registrant’s Form S-4, including any amendment or report filed for the purpose of updating such description.
     (d) All other documents filed by the Corporation or the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     The Registrant’s Certificate of Incorporation provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that the Registrant’s directors shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     The Registrant’s By-Laws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on the following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Marietta, state of Georgia, on this 10th day of March, 2008.

GRAPHIC PACKAGING HOLDING COMPANY
By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David W. Scheible, Daniel J. Blount and Stephen A. Hellrung his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Scheible David W. Scheible	Director, President and Chief Executive Officer (Principal Executive Officer)	March 10, 2008

Signature	Title	Date
/s/ Daniel J. Blount Daniel J. Blount	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 10, 2008
/s/ Deborah R. Frank Deborah R. Frank	Vice President and Controller (Principal Accounting Officer)	March 10, 2008
George V. Bayly	Director
/s/ John D. Beckett John D. Beckett	Director	March 10, 2008
/s/ G. Andrea Botta G. Andrea Botta	Director	March 10, 2008
/s/ Jeffrey H. Coors Jeffrey H. Coors	Director	March 10, 2008
Kevin J. Conway	Director
Kelvin C. Davis	Director
/s/ Jack A. Fusco Jack A. Fusco	Director	March 10, 2008
/s/ Jeffrey Liaw Jeffrey Liaw	Director	March 10, 2008
/s/ Harold R. Logan, Jr. Harold R. Logan, Jr.	Director	March 10, 2008
/s/ Michael G. MacDougall Michael G. MacDougall	Director	March 10, 2008
/s/ John R. Miller John R. Miller	Director	March 10, 2008
/s/ Robert W. Tieken Robert W. Tieken	Director	March 10, 2008

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 10, 2008 and incorporated herein by reference.

4.2	Amended and Restated By-Laws of the Registrant. Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 10, 2008 and incorporated herein by reference.

4.3	Graphic Packaging Holding Company Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock. Filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on March 10, 2008 and incorporated herein by reference.

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Ernst & Young LLP

99.1	2004 Stock and Incentive Compensation Plan of Graphic Packaging Corporation. Filed as Appendix B to the Corporation’s definitive proxy statement filed on April 5, 2004 (Commission File No. 001-13182) and incorporated herein by reference.

99.2	Amended and Restated Riverwood Holding, Inc. Stock Incentive Plan effective May 17, 2005. Filed as Exhibit 10.38 to the Corporation’s Annual Report on Form 10-K filed on March 2, 2007 (Commission File No. 001-13182) and incorporated herein by reference.

99.3	Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.’s Annual Report on Form 10-K filed on March 17, 2000 (Commission File No. 1-11113) and incorporated herein by reference.

99.4	Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to the Corporation’s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113) and incorporated herein by reference.

99.5	Amendment No. 1 to Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan and Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.11 to the Corporation’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182) and incorporated herein by reference.

99.6	2003 Riverwood Holding, Inc. Long-Term Incentive Plan. Filed as Exhibit 10.15 to the Corporation’s Registration Statement on Form S-4 (Registration Statement No. 333-104928) filed on May 2, 2003 and incorporated herein by reference.

99.7	Graphic Packaging Equity Incentive Plan, as amended and restated, effective as of March 1, 2001. Filed as Exhibit 10.9 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060) and incorporated herein by reference.

99.8	Graphic Packaging Equity Compensation Plan for Non-Employee Directors, as amended and restated. Filed as Exhibit 10.10 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060) and incorporated herein by reference.